UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2020

Vir Biotechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39083	81-2730369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Illinois Street, Suite 500

San Francisco, California 94158

(Address of principal executive offices, including zip code)

(415) 906-4324

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VIR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2020, Vir Biotechnology, Inc. (the “Company”) entered into a Sublease Agreement (the “Sublease”) with DropBox, Inc. for approximately 133,896 square feet of space for office and laboratory use in San Francisco, California (“Subleased Premises”). The Sublease term commenced on December 24, 2020 and expires on August 30, 2033. The Company has no options to extend the Sublease. The Company paid $0.5 million upon execution of the Sublease, which represents pre-payment for the first month of rent for each floor of the Subleased Premises. Base rent for the Subleased Premises is subject to rent abatement ranging from 60 days to 790 days, depending on the floor of the Subleased Premises, to allow for various tenant improvements to the space. Base rent is $47.44 per square foot for the first year of the Sublease, which will increase at a rate of 3% per year, and the Company will begin paying rent on the entire Sublease Premises in 2022, at which point base rent will equal $0.6 million. The Company will be entitled to a tenant improvement allowance not to exceed $10.5 million. In connection with the Sublease, the Company will maintain a letter of credit for the benefit of the landlord in the amount of $5.7 million, subject to a reduction to $3.8 million following the 49th full calendar month of the Sublease term.

The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Sublease, a copy of which will be filed as an exhibit to a subsequent filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vir Biotechnology, Inc.

Date: December 29, 2020	By:	/s/ Howard Horn
Howard Horn
Chief Financial Officer